UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report: August 10, 2007

ECO2 PLASTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

033-31067
(Commission File Number)

31-1705310
(IRS Employer Identification No.)

680 Second Street, Suite 200
Francisco, CA 94107

(415) 829-6000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(c) Election of Directors; Appointment of Principal Officers

On August 10, 2007, Craig D. Hardy’s employment agreement was deemed effective by the Board of Directors of ECO2 Plastics, Inc. (“ECO2” or the “Company”), making him the new Chief Financial Officer.

Mr. Hardy, 39, has over fifteen years of financial and operational management experience. Most recently, Mr. Hardy was the Senior Finance Director at E&J Gallo Winery in Modesto, California (“E&J Gallo”). He was responsible for the profit and loss and balance sheet for the Value Business Unit, which had revenues exceeding $500MM. From 2004-2005, Mr. Hardy served as the Finance Director of Operations and from 2003-2004, he served as the Finance Director of Corporate Planning and Analysis at E&J Gallo. Prior to joining E&J Gallo, Mr. Hardy served as the Finance Manager of GE Specialty Chemicals at General Electric Company (“GE”) from 2001 to 2003. Previous positions Mr. Hardy has held with GE include Commercial Finance Manager of GE Silicones, Six Sigma Master Black Belt of GE Industrial Systems and Senior Financial Analyst of GE Industrial Systems. Mr. Hardy earned a Bachelor of Science in Business Administration in 1990 from State University of New York at Buffalo and a Masters of Business Administration in 1995 from Union College.

Mr. Hardy, as CFO of the Company, shall serve as such until the earlier of (i) his resignation, (ii) appointment of his successor or (iii) his termination.

Pursuant to the terms of the employment agreement, Mr. Hardy shall receive an annual salary of Two Hundred Fifty Thousand Dollars ($250,000) and shall receive equity in the Company of up to five million (5,000,000) shares of the Company’s issued and outstanding stock based on his length of service to the Company.

Mr. Hardy is not a director of any other public company, nor is he related to any officer, director or affiliate of the Company. Mr. Hardy is not a party to any pending legal proceeding, nor has he been subject to a bankruptcy petition filed against him, nor been convicted in, or subject to, any criminal proceeding.

To the extent that any information called for in Item 404(a) of Regulation S-B is required pursuant to this appointment, such information is currently unavailable and will be provided in an amendment to this Form 8-K within four (4) days from when this information becomes available.

Item 9.01(d) Financial Statements and Exhibits

The following exhibits are filed as part of this report:

10.1	Hardy Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECO2 Plastics, Inc.

(Registrant)

Date: August 15, 2007

/s/ Rodney S. Rougelot
Rodney S. Rougelot, CEO

Exhibit Index:
10.1	Hardy Employment Agreement